Exhibit 4.2
ARTICLES OF ASSOCIATION:
Article 1. Name.
The name of the foundation is: Stichting ING Aandelen.
Article 2. Official Seat.
The foundation has its official seat in Amsterdam.
Article 3. Object.
The object of the foundation is:
a.	to foster the interests of the holders of depositary receipts for shares (the depositary receipt holders) in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (the company), while having regard for the interests of (i) the company itself, (ii) the enterprises carried on by the company and companies associated with it in a group and (iii) all other stakeholders in the company, such that all those interests are balanced and safeguarded as effectively as possible;

b.	to acquire and administer for the purposes of management registered shares in the capital of the company and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights and to issue exchangeable depositary receipts (the depositary receipts) for these shares to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the depositary receipt holders, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights;

c.	to foster the exchange of information between the company on the one hand and the depositary receipt holders and shareholders in the company on the other;

d.	to promote and organise the solicitation of proxies of shareholders other than the foundation itself and of specific proxies and/or voting instructions of depositary receipt holders;

and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation’s object.

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Article 4. The exercise of voting and other rights.
1.	Except where provided in paragraph 2 and without prejudice to the provisions of paragraph 3, the foundation shall exercise the rights attached to the shares in accordance with the objects laid down in these articles of association.

2.	Provided that the other requirements of or pursuant to the applicable trust conditions are met, the foundation shall grant a power of attorney to the relevant depositary receipt holders to exercise the voting rights attached to shares held by the foundation at their discretion.

3.	Voting rights on shares held by the foundation for the purposes of management in respect whereof the depositary receipt holder (i) has not requested a proxy, (ii) has requested such proxy but is not present or represented at a general meeting of shareholders, and (iii) has not issued voting instructions to the foundation, as defined in the relevant trust conditions, shall be exercised by the foundation at a general meeting of shareholders (a general meeting) in accordance with the provision of paragraph 1. The provision of the preceding sentence shall apply mutatis mutandis to the exercise of voting rights on shares by the foundation as proxy-holder of a shareholder if the relevant shareholder has issued no voting instructions when granting the proxy.
Article 5. Trust conditions.
1.	The shares referred to in article 3 shall be administered and the rights attached thereto shall be exercised in accordance with the relevant trust conditions.

2.	The foundation may not encumber the shares it holds nor dispose of them other than in exchange for depositary receipts that it has issued on the transfer of the administration of shares to a successor designated by the company’s executive board or upon the termination of its administration of the shares in accordance with the relevant provisions of the trust conditions.
Article 6. The board.
1.	The management of the foundation shall be entrusted to the board.

2.	Only natural persons may be members of the board of the foundation.

3.	The number of members of the board shall be determined by the board, subject to a minimum of three and a maximum of seven members.
Article 7. Appointment.
1.	Members of the board shall be appointed by the board itself.

2.	The following persons may not be appointed to the board:
a.	a member of the executive board or the supervisory board of the company and/or its subsidiaries;

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b.	a spouse or relative by blood or marriage up to the fourth remove of a member of the executive board or the supervisory board of the company and/or its subsidiaries;

c.	an employee of the company and/or its subsidiaries;

d.	a permanent adviser to the company, including the expert within the meaning of Section 2:393 of the Dutch Civil Code, or the civil-law notary or attorney-at-law engaged by the company;

e.	a former member of the executive board or the supervisory board or a former employee of the company and/or its subsidiaries;

f.	a former permanent adviser to the company as referred to in d., but only during the first three years following the termination of his activities as adviser;

g.	members of the board and employees of any bank with which the company maintains a lasting and significant relationship.
3.	In the event that a member of the board retires by rotation, a successor shall be appointed by the time the vacancy arises. In all other cases in which a vacancy arises, it shall be filled within two months, should this be possible.

4.	The members of the board shall be appointed for a term of four years. Upon retirement, a member of the board is eligible for immediate reappointment, but no member of the board may be reappointed more than twice.

5.	A person appointed to fill an interim vacancy in accordance with this article shall hold office for his predecessor’s remaining term.

6.	A person who has reached the age of seventy may not be appointed as a member of the board.

7.	For the purposes of this article, ‘appoint’ shall also be taken to mean ‘reappoint’.

8.	The foundation shall announce any proposed appointment of a member of the board at least thirty days before the date of the proposed appointment in a national daily newspaper and in the Daily Official List or an official publication substituted for it pursuant to a resolution of Euronext Amsterdam N.V.
Article 8. Retirement from office.
Without prejudice to the relevant statutory provisions, a member of the board shall cease to hold office:
a.	upon his death;

b.	upon voluntary resignation or retirement by rotation;

c.	upon his being declared bankrupt, applying for a suspension of payments, his being placed under curatorship or otherwise loses the disposition over his assets;

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d.	upon falling within the scope of one of the categories referred to in article 7, paragraph 2;

e.	if and when a majority of the other members of the board express the opinion in writing that a member of the board holds an office outside the foundation of which the discharge is or may be in conflict with the interests that the foundation is required to safeguard under article 4 paragraph 1;

f.	upon the expiry of the period for which he was appointed in accordance with article 7 paragraph 4;

g.	on the first day of the month following the month in which he reaches the age of seventy.
Article 9. Organisation of the board.
1.	The board shall appoint one of the members of the board as chairperson. In the absence of the chairperson, the meeting shall be presided over by the oldest member of the board present.

2.	The board shall appoint a secretary, either from among its members or from outside, who shall be responsible for keeping the minutes of the meeting. In the absence of the secretary, the minutes shall be kept by a person appointed for this purpose at the meeting.

3.	Board meetings shall be held whenever requested by a member of the board and, if the foundation holds shares in the company’s capital, in any case immediately after the receipt of a notice convening a general meeting of shareholders of the company.

Meetings shall be held at a time and place to be determined by the chairperson of the board.

Meetings shall be convened by letter, telegraph, telex, fax, e-mail or other electronic medium.

Notice of meetings shall be sent to each member of the board, stating the venue and time of the meeting and the business to be transacted.

Notice of meetings shall be given not later than the eighth day before that of the meeting.

In urgent cases, however, such at the discretion of the person convening the meeting, notice may be given not later than twenty-four hours before the time of the meeting.

Agenda items not included in the notice of meeting may be considered only if all the members of the board are present or represented and with their unanimous approval.

4.	The board of the foundation shall consult with the executive board and supervisory board of the company at least twice per year.

5.	Without prejudice to the provisions of paragraph 9 of this article, valid resolutions may be adopted only if all members of the board have been

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given notice in accordance with the above provisions, except that a valid resolution may be adopted, even if the procedure for convening meetings has not been complied with, at a meeting at which all the members of the board are present or represented, provided the resolution is passed unanimously.

A member of the board may be represented at a meeting by a fellow member holding a written proxy.

For the purposes of the preceding sentence, ‘written’ shall include by telegraph, telex, fax, e-mail or other electronic medium.

6.	A member of the board may participate in a meeting of the board by telephone, including videoconferencing, provided that this member is able at all times to hear and be heard by the other members of the board participating in the meeting.

In all such cases, this member of the board shall be deemed to be present at the meeting in person and shall be permitted to vote at and participate in the meeting in all respects as if he were attending the meeting in person.

The board may hold meetings by telephone, including videoconferencing, provided all the members of the board participating in the meeting are able to hear one another at all times.

7.	Resolutions of the board shall be adopted by an absolute majority of the votes cast. Blank and invalid votes shall be deemed not to have been cast.

In the event of a tied vote in a meeting of the board, no valid resolution can be adopted.

8.	Each member of the board shall have one vote.

9.	The minutes of a meeting shall be adopted and signed in witness thereof by the chairperson and secretary of the meeting or adopted by a subsequent meeting and signed in witness thereof by the chairperson and secretary of that subsequent meeting.

10.	Resolutions of the board may be adopted without holding a meeting if all the members of the board vote in favour of the motion in writing, including by telegraph, telex, fax, e-mail or other electronic medium.

Documentary evidence of the adoption of such a resolution shall be kept with the minute book.

11.	The remaining members of the board shall continue to constitute a competent body while one or more vacancies exist on the board.
Article 10. Representation.
1.	The foundation shall be represented by the board or by two members of the board acting jointly.

2.	The foundation may authorise a member of the board or a third party by written power of attorney to represent it.

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For the purposes of the preceding sentence, ‘written’ shall include by telegraph, telex, fax, e-mail or other electronic medium.
Article 11. Delegation.
The foundation may delegate the activities associated with the administration of the shares, except for the exercise of voting rights, to a ‘trust office’ (administratiekantoor) duly authorised by it for that purpose. The title of ‘administrator’ may be conferred upon such trust office.
Article 12. Financial year, balance sheet and statement of income and expenditure.
1.	The financial year shall concur with the company’s financial year.

2.	The board shall keep such records of the foundation’s financial position and all matters relating to its activities, in compliance with the requirements arising out of those activities, and shall keep the relevant records, documents and other data carriers in such a way as to enable the foundation’s rights and obligations to be ascertained at all times.

3.	Without prejudice to the relevant statutory provisions, the board shall prepare the foundation’s balance sheet and statement of income and expenditure within six months of the end of the financial year.

4.	The board shall provide the company with copies of the documents referred to in paragraph 3.

5.	The board shall retain the records, documents and other data carriers referred to in paragraphs 2 and 3 for the period prescribed by law.
Article 13. Amendment of the articles of association, dissolution.
1.	The board shall be empowered to amend these articles of association and dissolve the foundation.

2.	A resolution to amend these articles of association or dissolve the foundation may be adopted only at a meeting of the board at which all the members of the board are present or represented.

3.	A resolution to amend these articles of association or dissolve the foundation shall require the prior approval of the company and of Euronext Amsterdam N.V., a public limited company under Dutch law, with its registered office in Amsterdam.

4.	The amendment of these articles of association shall be effected by a notarial deed. Each member of the board acting individually shall be duly authorised to cause such instrument to be executed.

5.	A resolution to dissolve the foundation may not be adopted until title to the shares acquired by the foundation for the purposes of management has been transferred to the depositary receipt holders on the ground of the termination of management, thereby cancelling the depositary receipts, or title to the shares has been transferred, again for the purposes of management, to the

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successor as referred to in article 5, paragraph 2, which shall then assume the foundation’s obligations vis-à-vis depositary receipt holders.
6.	If the foundation is dissolved, the board shall be entrusted with the liquidation thereof. Any liquidation proceeds shall be donated to a charitable or social cause to be determined by the liquidators.

7.	After the completion of the liquidation, the foundation’s books and documents shall be retained for the period prescribed by law by a person appointed for that purpose by the liquidators.

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TRUST CONDITIONS:
Article 1. Object.
1.	Pursuant to its articles of association, the object of Stichting ING Aandelen, a foundation with its registered office in Amsterdam, is:
“a.	to foster the interests of the holders of (depositary receipts for) shares (the depositary receipt holders) in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (the company), while having regard for the interests of (i) the company itself, (ii) the enterprises carried on by the company and companies associated with it in a group and (iii) all other stakeholders in the company, such that all those interests are balanced and safeguarded as effectively as possible;

b.	to acquire and administer for the purposes of management registered shares in the capital of the company and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights and to issue exchangeable depositary receipts (the depositary receipts) for these shares to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the depositary receipt holders, save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary receipt holders by virtue of the exercise of subscription rights;

c.	to foster the exchange of information between the company on the one hand and the depositary receipt holders and shareholders in the company on the other;

d.	to promote and organise the solicitation of proxies of shareholders other than the foundation itself and of specific proxies and/or voting instructions of depositary receipt holders;
and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation’s object.”

2.	The foundation may take into administration ordinary shares in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam, (the company), issuing in exchange for each ordinary share which the foundation takes into administration, a depositary receipt with a nominal value equal to the nominal value of the ordinary shares.

3.	The terms ‘shares’, ‘shareholders’ ‘depositary receipts’ and ‘depositary receipt holders’, respectively shall mean ‘ordinary shares, holders of ordinary shares, depositary receipts for ordinary shares and holders of depositary receipts for ordinary shares, respectively.
Article 2. Bearer depositary receipts.
1.	The depositary receipts shall be made out to bearer and shall be embodied in a single depositary receipt (a global depositary receipt). The global depositary receipt may include a stipulation as referred to in Section 36, subsection 5, of the Securities Giro Transfer Act (Wet giraal effecten verkeer) (the Wge).

2.	The global depositary receipt referred to in paragraph 1 of this article shall be placed in custody by the foundation on behalf of the depositary receipt holders with the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. acting under the name of Euroclear Nederland (Euroclear Nederland), within the meaning of the Wge the ‘central institution’, in exchange for which each depositary receipt holder shall be credited on a pro rata basis relative to his entitlement as a participant in the collective deposit of depositary receipts which is maintained by an affiliated institution within the meaning of the Wge.

3.	Each depositary receipt holder shall be required to nominate an affiliated institution as referred to in paragraph 2 of this article, through which the global depositary receipts referred to in paragraph 1 of this article are to be held in custody on his behalf.

4.	Surrender of the global depositary receipts referred to in paragraph 1 of this article to a party other than the foundation shall not be permitted without the foundation’s consent.

5.	The management of the global depositary receipts shall be irrevocably assigned to Euroclear Nederland by the entitled part(y)(ies), Euroclear Nederland shall be irrevocably authorised to perform any necessary act on behalf of the entitled part(y)(ies) in respect of the relevant depositary receipts, including acceptance and transfer of depositary receipts, and to cooperate in making additions to and deletions from the relevant global depositary receipt in accordance with the provisions of the Wge.

6.	For the purposes of exercise of the rights attaching to a depositary receipt and without prejudice to the provisions of article 12, the foundation shall consider as the depositary receipt holder the person named in a written statement by an affiliated institution to the effect that the person named in the statement was a participant in the relevant collective stock deposit in respect of the stated number of depositary receipts on the date stipulated by the foundation.
7.	Both a usufruct and a pledge may be established on depositary receipts. If no agreement is made concerning the voting rights and rights to attend meetings attaching to the depositary receipts at the time of establishment of the usufruct or pledge, those rights shall vest in the depositary receipt holder.

8.	In special circumstances the board of the foundation may resolve, after approval of Euroclear Nederland and the executive board of the company is granted, that the depositary receipts shall be embodied in an instrument other than the global depositary receipt as referred to in paragraph 1 of this article.

9.	The respective global depositary receipts shall be signed by the foundation, which may supply the signature in facsimile.

10.	The civil-law notaries associated now and in the future with the firm De Brauw Blackstone Westbroek N.V., Amsterdam, or the firm Stibbe N.V., Amsterdam, or their successors shall be designated as third parties within the meaning of Appendix II of the General Rules for the Euronext Amsterdam Stock Market, each of whom shall be authorised to act individually. These third parties shall assume no liability other than that devolving upon the third party under the trust conditions. The foundation and the company may, if either party expresses the wish to do so, designate one or more other persons as third parties instead of the persons referred to in the preceding paragraph, and shall announce that fact immediately in the manner prescribed in article 6, paragraph 1.
Article 3. Issue of depositary receipts.
1.	The relevant share, unencumbered by any limited right and free of any attachment, shall be transferred to the foundation before a depositary receipt is issued. A person who transfers a share to the foundation shall be liable to the foundation for any loss sustained by the foundation if it transpires that he was not entitled or was not fully entitled to effect such a transfer.

2.	The shares taken into administration shall be evidenced by an entry in the company’s shareholders’ register. The entry in the company’s shareholders’ register shall be in the name of the foundation, with a note that the shares shall be at the disposal of no party other than the foundation acting jointly with the third party referred to in article 2, paragraph 10. The company shall provide written notification of such entry and a note to the third party.

Article 4. Exercise of voting rights.
1.	Even if he is also a shareholder, a depositary receipt holder who has given notice, in accordance with article 31, paragraph 4 of the company’s articles of association, of his attendance at the general meeting of shareholders of the company shall be granted power of attorney by the foundation to exercise voting rights on such number of shares equal to the number of depositary receipts hold by the depositary receipt holder.

2.	A depositary receipt holder may assign to a third party the power of attorney referred to in paragraph 1 of this article, provided he notifies the foundation of his intention to do so before the start of the general meeting of shareholders within a period to be determined by the foundation.

3.	The foundation shall not exercise voting rights on shares in respect of which a power of attorney has been granted to a depositary receipt holder if the attorney-in-fact has voted prior to the meeting by using the power of attorney or is present or represented at the meeting or attends the meeting by means of electronic communication.

4.	Depositary receipt holders may issue instructions to the foundation, in respect of each general meeting of shareholders of the company, as to how the foundation is to exercise voting rights at the general meeting of shareholders in respect of the shares for which the depositary receipt holder concerned holds the depositary receipts, and the foundation shall comply with such instructions.

5.	The foundation shall not be liable for the voting behaviour of a depositary receipt holder or the consequences thereof, nor for the casting of a vote in accordance with a voting instruction which has been issued or the consequences thereof.

6.	The foundation shall announce, in the manner provided in article 6, paragraph 1, the term within (i) which written voting instructions to the foundation are to be submitted and (ii) which power of attorney in respect of voting may be assigned to a third party in the manner stipulated in paragraph 2 of this article.

7.	Save as provided above in this article, the foundation shall exercise the voting rights attaching to the shares in accordance with its object pursuant to its articles of association.

8.	The foundation may in principle determine the way in which it votes in accordance with the provisions of paragraph 7 of this article without consulting depositary receipt holders.

9.	If a change is proposed to the rights attaching to the shares which have been taken into administration, the foundation shall notify the depositary receipt holders, if possible at least fourteen days prior to the day of the general meeting of shareholders of the company, whether or not it intends to exercise the voting rights, but shall not be obliged to indicate the way in which it intends to vote.
Article 5. Distributions.
1.	The foundation shall collect from the company all dividends and other distributions on the shares which it holds for the purposes of management and shall make a corresponding dividend or distribution payable on the depositary receipts within one week of receipt.

2.	Payment of dividends and other distributions, partial redemption of depositary receipts on and issue and exchange of depositary receipts and all other actions shall be effected at an address in Amsterdam to be announced in the manner provided in article 6, paragraph 1.

The relevant facility shall be open between the hours of nine o’clock and noon on all stock market days and at such other times as the foundation shall determine.

3.	Distributions to the shareholders by the company in the form of bonus shares, writing-up shares, stock dividends and the like shall as far as possible be made available by the foundation to the depositary receipt holders in the form of depositary receipts or by writing up the depositary receipts.

4.	If pre-emptive rights to issue new shares are granted by the company, the foundation shall give the depositary receipt holders an opportunity to exercise pre-emptive rights to depositary receipts on the same basis.

5.	If there is a choice between a distribution in cash and a distribution in other securities, the foundation shall announce this in advance in the manner provided in article 6, paragraph 1 and shall give the depositary receipt holders, as far as possible, an opportunity to indicate their choice up to the fourth day before the date on which the foundation is required to state its choice.

6.	If the wishes of the depositary receipt holders concerned have not been communicated to the foundation by the fourth day before the date on which the foundation is required to state its choice, the foundation shall make the choice as it sees fit in the interests of the depositary receipt holders concerned.

7.	Save where a shorter period of limitation or forfeiture is prescribed by law, the claims of depositary receipt holders to payment of dividends and other distributions shall lapse after five years.
Article 6. Announcements in writing.
1.	Unless stated otherwise in these trust conditions, all notices, announcements and communications to depositary receipt holders shall be given in accordance with the provisions of the law and the regulation applicable to the foundation by reason of its listed depositary receipts on the stock exchange of Euronext Amsterdam N.V., including, if possible, a published notice on the website of the company and/or published by other electronic means.
2.	In these trust conditions, the term ‘written’ with respect to a statement (article 2 and 12), an announcement (article 13), a voting instruction (article 4), or a proxy (article 12) means a message transmitted by e-mail, by fax or by any other means of electronic communication provided the relevant message is legible and reproductive.
Article 7. Costs.
1.	All costs arising under these trust conditions, with the exception of those referred to in article 10, shall be borne by the company.

2.	The foundation shall not charge depositary receipt holders fees for exchanging shares against depositary receipts, management fees or other fees, except in the cases referred to in article 10.

3.	The dividends and other distributions collected by the foundation shall be paid to depositary receipt holders by the foundation without deduction of commission or expenses.

4.	The foundation shall be free to recover from depositary receipt holders all charges, taxes and expenses of any kind incurred by the foundation as holder of the original shares by virtue of holding them or the income yielded from this.
Article 8. Replacement of global depositary receipts.
1.	Lost, missing or damaged global depositary receipts may be replaced by the foundation with new global depositary receipts at such time, subject to such conditions and guarantees and after publication of such notices as the foundation shall determine. With the issue of a new global depositary receipt, the old global depositary receipt shall be valueless. The foundation shall in no circumstances be held liable for any loss sustained by depositary receipt holders if it subsequently transpires that, despite the conditions imposed and guarantees required in that regard, a new global depositary receipt has been issued in error.

2.	The cost of issue and management of the respective global depositary receipts shall be borne by the company.
Article 9. Cancellation.
1.	Upon cancellation of depositary receipts depositary receipt holders may reclaim shares to the same aggregate nominal value as the depositary receipts.

2.	The transfer of the shares shall occur in exchange for the cancellation of the depositary receipts at the earliest convenience by a complex of (a) the transfer of the shares to the entitled party by deed, (b) removing the relevant depositary receipts from the global depositary receipt and (c) by the affiliated institution concerned making a corresponding debit entry in its collective stock deposit.
Article 10.
For the cancellation of depositary receipts in exchange for shares as referred to in article 9 the foundation shall charge the offerer a fee of one euro cent (EUR 0.01) per depositary receipt with a minimum of twenty-five euros (EUR 25.00) per exchange transaction.
Article 11. Temporary suspension of issue and exchange of depositary receipts.
If necessary due to special circumstances and after announcement in the manner prescribed in article 6, the foundation may, with the prior approval of Euronext Amsterdam N.V., temporarily suspend the facilities for issuing or exchanging depositary receipts.
Article 12. Consultation of depositary receipt holders.
1.	The foundation may, but only if and when it considers it necessary or desirable, consult depositary receipt holders, subject to such conditions as it may determine, with due observance of these trust conditions, by way of a meeting of depositary receipt holders organised by the foundation or in any other manner as provided by the foundation.

2.	Meetings of depositary receipt holders shall be convened in the manner prescribed in article 6, paragraph 1. The items on the agenda and the contents of all documents with which the depositary receipt holders need to be familiar in considering the items on the agenda, or that those documents are available free of charge in Amsterdam, and, if the foundation considers it desirable, in one or more other places, shall be stated with the notice convening the meeting. Copies of the aforementioned documents shall be deposited with Euronext Amsterdam N.V. Notice of the meeting shall be given and the documents shall be made available and deposited not later than the fifteenth day before the day of the meeting.

3.	Provided the requirements set out below in this paragraph are fulfilled, each depositary receipt holder shall be entitled to attend, address and vote at the meeting of depositary receipt holders, either in person or represented by a proxy appointed in writing. For the purposes of determining the rights of depositary receipt holders to attend and vote at meetings, the foundation shall consider as a depositary receipt holder a person named in a written statement by an affiliated institution to the effect that the number of depositary receipts referred to in the statement are part of its collective stock deposit and that the person named in the statement is a participant in its collective stock deposit in respect of the stated number of depositary receipts and will remain so until after the meeting, provided the relevant statement is deposited with the foundation or at one or more other places to be determined by the board — one of which shall be in Amsterdam — not later than three days before the date of the meeting. The notice of meeting shall stipulate the place where and the latest date by which the statement by the affiliated institution is to be deposited, which date shall not be earlier than the seventh day before the date of the meeting; the notice of meeting shall include this information in all cases.
4.	In a meeting of depositary receipt holders, every depositary receipt confers the right to cast one vote.

5.	For the purposes of application of the provisions of the preceding paragraphs of this article, the foundation may determine that rights to attend and vote at meetings shall be vested in those in whom such rights are vested at a time specified in the notice convening the meeting of depositary receipt holders, irrespective of the owner of the depositary receipts at the time of the meeting of depositary receipt holders. In that case, the affiliated institution shall not be required to certify that the depositary receipt holder will continue to be a participant in its collective stock deposit until after the meeting. The provisions of Section 2:119, paragraph 3 of the Dutch Civil Code shall apply.
Article 13. Amendment of trust conditions.
1.	Provided that due notice is given, the trust conditions may be amended by the foundation. If amendments are made to the trust conditions which diminish the rights or security of depositary receipt holders or impose obligations on depositary receipt holders, an opportunity shall be provided for the depositary receipt holders, for a period of at least three months from the date of the announcement of the amendment, to cancel their depositary receipts free of charge. Such amendments shall not take effect for three months from the date of the announcement. Depositary receipt holders shall not be entitled to cancel their depositary receipts free of charge in the case of amendments which are necessary or desirable as a consequence of changes affecting the shares which have been taken into administration.

2.	Amendments to the trust conditions shall not take effect until approved by Euronext Amsterdam N.V. and the executive board of the company.
Article 14. Termination of administration by the foundation.
1.	If the foundation is wound up or wishes to terminate its function under these trust conditions or if the company wishes to terminate the foundation’s function, the company shall, in consultation with the foundation and with the approval of the meeting of depositary receipt holders, appoint a successor to which the administration can be transferred. If such consultation is unsuccessful or if the required approval of the meeting of depositary receipt holders is not obtained, either party may apply to Euronext Amsterdam N.V. for a decision on this matter, which shall be binding on all the parties. The successor shall assume all obligations under the trust conditions. The appointment of a successor shall take effect two months after announcement of the succession in the manner prescribed in article 6, paragraph 1.
2.	The foundation shall transfer the shares it has in administration to its successor within the period stated in the preceding paragraph of this article. This shall be arranged by the foundation with the institutions affiliated to Euroclear Nederland. Upon transfer of the administration, depositary receipt holders shall if they wish, for a period of two months after announcement of the transfer, be able to cancel their depositary receipts free of charge in exchange for the same nominal amount of shares.

3.	The administration shall only be terminated after approval has been given by the executive board of the company.

4.	Notification of termination or transfer of the administration shall be given in the manner prescribed in article 6, paragraph 1.

Upon termination of the administration, depositary receipts shall be cancelled free of charge in exchange for the same nominal amount of shares.

5.	Upon termination of the administration, a period of at least two years counting from the date of notification shall be stipulated within the depositary receipts may be exchanged for shares in the manner described above. These trust conditions shall remain in force during that period, subject to any amendments as referred to in article 13 and except that, save as provided in paragraph 7 of this article, the issue of depositary receipts shall be discontinued.

6.	Upon expiry of the period referred to in the preceding paragraph, the foundation shall be entitled, after consulting Euronext Amsterdam N.V. and after an announcement in the manner prescribed in article 6, paragraph 1, either to transfer the shares still in administration to a third party at the expense and risk of the holders of the depositary receipts then still in issue or to sell them and to keep the proceeds available for holders of the depositary receipts then still in issue.

7.	For two months after the announcement referred to in paragraph 4 of this article, it shall continue to be possible to add depositary receipts to the relevant global depositary receipt as referred to article 2, provided that the foundation is informed, not later than the fourth day after the date of the announcement in the Official List of Euronext Amsterdam N.V., of the number of shares to be presented for which depositary receipts are to be issued and provided it can be demonstrated that the shares were acquired on or before the date of the announcement as referred to in paragraph 4 of this article.
8.	No charge shall be made to the depositary receipt holders for exchanges as referred to above.
Article 15. Report.
Immediately on publication of the annual accounts and annual report of the company, the foundation shall present a report to the depositary receipt holders on its activities during the year under review, stating the number or nominal value of the shares taken into administration. If the report is not included in the company’s annual report, it shall be made available free of charge to the depositary receipt holders in Amsterdam, which shall be announced in the manner prescribed in article 6, paragraph 1.
Article 16. Applicable law. Competent court.
1.	The legal relationship between depositary receipt holders or former depositary receipt holders on the one hand and the foundation and/or the third party referred to in article 2 on the other shall be the governed in its entirety by the laws of the Netherlands.

2.	Any disputes arising in connection with or as a consequence of these trust conditions shall be brought in the first instance before the competent court in Amsterdam.
Article 17. Accession to trust conditions.
Solely the transfer of shares in exchange for the issuance of depositary receipts shall bound those by whom or on whose behalf such transfer occurs and successive acquirers of depositary receipts to the provisions of these trust conditions and any subsequent amendments thereto.
Article 18. Exclusion of liability.
The foundation shall not be liable for loss or damage sustained as a consequence of any action relating to the administration, nor for individuals or institutions whose services it has employed in good faith.
Article 19.
Copies of the trust conditions shall be available free of charge from the foundation and at a place in Amsterdam to be announced in the manner prescribed in article 6, paragraph 1, and shall be available for inspection by depositary receipt holders there and at the office of the third party referred to article 2.
Article 20. CF certificates.

1.	Bearer depositary receipts for which certificates have been issued in the form of a body with a dividend sheet which does not consist of separate dividend coupons and a talon (CF certificates) and which are in the possession of a party other than Necigef may be exchanged for bearer depositary receipts which are embodied in a global depositary receipt as referred to in article 2.

2.	The foundation shall charge a fee for exchanges as referred to above.

3.	The holder of a bearer depositary receipt in the form of a CF certificate which is in the possession of a party other than Necigef may not exercise any of the rights attaching to that depositary receipt with respect to the foundation until the exchange referred to in this article has taken place.